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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         This Amendment No. 3, dated as of October 3, 2005 (this "AMENDMENT"), to the Rights Agreement, dated as of October 27, 1998, as amended (the "RIGHTS AGREEMENT"), by and between R.H. Donnelley Corporation, a Delaware corporation ("RHD"), and The Bank of New York, as successor Rights Agent (the "RIGHTS AGENT").


                                    RECITALS:

         A. RHD and the Rights Agent are parties to the Rights Agreement; and

         B. RHD and the Rights Agent wish to further amend the Rights Agreement as set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendments to Section 1.

                  (a) Section 1 of the Rights Agreement is hereby amended by deleting in its entirety the first full paragraph of the definition of "Acquiring Person" and replacing it with the following paragraph:

         ""Acquiring Person" means any Person who, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include (x) an Exempt Person or (y) a Specified Holder, so long as such Specified Holder is in compliance with the terms of its respective Stockholders Agreement; provided, however, that (a) if the Board determines in good faith that a Person who would otherwise be an "Acquiring Person" became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an "Acquiring Person" inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an "Acquiring Person"; and (b) no Person shall become an "Acquiring Person" as the result of any acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 20% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of



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         20% or more of the shares of Common Stock then outstanding by reason of such share acquisition by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 20% or more of the shares of Common Stock then outstanding."

                  (b) Section 1 of the Rights Agreement is hereby amended by adding the following paragraph immediately after the last paragraph in the definition of "Acquiring Person":

         "Notwithstanding anything in this Agreement to the contrary, (i) no Specified Holder shall be deemed to be an Acquiring Person and (ii) neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, in each case, solely by reason or as a result of the approval, execution, delivery or announcement of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement)."

                  (c) Section 1 of the Rights Agreement is hereby further amended by adding the following additional definitions:

                  "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 3, 2005, by and among Dex Media, Inc., the Company and Forward Acquisition Corp., as it may be amended from time to time.

                  "Specified Holders" means each of Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC. and WD GP Associates LLC, and their respective Affiliates and Associates.

                  "Stockholders Agreement" means each of (i) the Sponsor Stockholders Agreement, dated as of October 3, 2005, by and among the Company and Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P. and Carlyle High Yield Partners, L.P. and (ii) the Sponsor Stockholders Agreement, dated as of October 3, 2005, by and among the Company and Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC and WD GP Associates LLC, as each may be amended from time to time.

         2. No Other Amendments. Except as amended hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the State of New York.


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         4. Jurisdiction. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby, shall be brought in the United States District Court of the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waive all right to trial by jury in any action proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

         5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Agreement and shall be ignored in the construction and interpretation hereof.

         7. Other Defined Terms. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

         8. Effectiveness. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         9. Exhibits to the Rights Agreement. Exhibits B and C to the Rights Agreement shall be deemed amended hereby in a manner consistent with this Amendment.

                         [Signatures on following page]





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                     R.H. DONNELLEY CORPORATION



                                     By: /s/ Robert J. Bush
                                         ---------------------------------------
                                         Name:  Robert J. Bush
                                         Title: Vice President, General Counsel
                                                and Corporate Secretary


                                     THE BANK OF NEW YORK



                                     By: /s/ Alexander Pabon
                                         ---------------------------------------
                                         Name:  Alexander Pabon
                                         Title: Assistant Vice President